UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

June 7, 2007

Date of Report (date of earliest event reported)

SALESFORCE.COM, INC.

(Exact name of Registrant as specified in charter)

Delaware	001-32224	94-3320693
(State or other jurisdiction of incorporation)	(Commission File Number)	(I. R. S. Employer Identification No.)

The Landmark @ One Market, Suite 300

San Francisco CA 94105

(Address of principal executive offices)

Registrant’s telephone number, including area code: (415) 901-7000

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02 –Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Compensation Arrangements for Non-Employee Directors

On June 7, 2007, our Board of Directors approved a new compensation arrangement for our non-employee directors. Except as noted below, the new arrangement will go into effect for the current directors on November 1, 2007 and for new directors effective upon the date they join the Board of Directors. The existing compensation arrangements for the current directors will continue until November 1, 2007.

Under this arrangement, each director will receive a retainer of $12,500 per quarter. In addition, the chair of the Compensation Committee and the chair of the Nominating and Corporate Governance Committee will each receive an additional $5,000 per quarter, and the chair of the Audit Committee will receive an additional $10,000 per quarter. Each director will also receive $1,250 for attendance at each special Board meeting and each regular or special committee meeting. No additional fees will be paid for attending regular Board meetings. The lead independent director will receive a retainer of $15,000 per year, effective immediately.

Upon appointment or election, new directors will receive an initial option to purchase 15,000 shares of Common Stock and 5,000 restricted stock units (“RSUs”). The initial option grant vests over four years, with 25% vesting after one year and the balance vesting on a monthly pro rata basis over the remaining period. The initial RSU grant vests over four years, with 25% vesting after one year and the balance vesting on a quarterly pro rata basis over the remaining period. All options and RSUs will vest immediately in the event of a change of control. Beginning after the first year of service on the Board, each director will receive a grant of 1,500 fully-vested shares of Common Stock for service during the preceding quarter. All equity grants will be made pursuant to our 2004 Outside Directors Stock Plan.

We will continue to reimburse our non-employee directors for travel, lodging and other reasonable expenses incurred in connection with attending Board and committee meetings.

Appointment of Lead Director

On June 7, 2007, our Board of Directors appointed Sanford Robertson as its lead independent director.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 13, 2007	salesforce.com, inc.

/s/ David Schellhase
David Schellhase, Senior Vice President and General Counsel